Exhibit 10.14

Dated 16 FEBRUARY 2007

(1)  PROPERTY INVESTMENT EXCHANGE LIMITED

– and –

(2)  PAUL MARPLES

EXECUTIVE SERVICE CONTRACT

Subject to Contract

GIBSON, DUNN & CRUTCHER LLP
__________

Telephone House

2-4 Temple Avenue, London EC4Y 0HB

020 7071 4000           020 7071 4244  Fax

CONTENTS

Clause	Subject Matter	Page

1.	DEFINITIONS	1
2.	COMMENCEMENT	1
3.	ROLE AND RESPONSIBILITIES	2
4.	DIRECTORSHIPS	3
5.	TIME COMMITMENT	3
6.	OUTSIDE BUSINESS INTERESTS	4
7.	SALARY	4
8.	BONUS	4
9.	BENEFITS	5
10.	INSURANCE BENEFITS	6
11.	VACATION	7
12.	SICKNESS	7
13.	BUSINESS EXPENSES	7
14.	CONFIDENTIAL INFORMATION	7
15.	DATA PROTECTION	9
16.	INTELLECTUAL PROPERTY	9
17.	DURATION AND TERMINATION	10
18.	GARDEN LEAVE	11
19.	PAYMENT IN LIEU OF NOTICE	11
20.	OBLIGATIONS ON TERMINATION	12
21.	RESTRICTIONS AFTER TERMINATION	13
22.	DEFINITIONS	14
23.	RECONSTRUCTION AND AMALGAMATION	15
24.	DISCIPLINARY AND GRIEVANCE PROCEDURES	15
25.	NOTICES	16
26.	ENTIRE AGREEMENT AND PREVIOUS CONTRACTS	16
27.	PROPER LAW	17
28.	CONSTRUCTION	17

i

EXECUTIVE SERVICE CONTRACT

DATE OF CONTRACT: 16 FEBRUARY 2007

PARTIES:

(1)	PROPERTY INVESTMENT EXCHANGE LIMITED, whose registered office is at 25 Harley Street, London, W1G 9BR (the "Company"); and

(2)	PAUL MARPLES, of 115 Palewell Park, London SW14 8JJ (the "Executive").

THE FOLLOWING TERMS HAVE BEEN AGREED BETWEEN THE PARTIES:

1.	DEFINITIONS

In this agreement (unless the context requires otherwise):

"Board" means the board of directors from time to time of the Company (including any committee of the board duly appointed by it);

"Commencement Date" means the date of this Agreement;

"CoStar" means CoStar Group, Inc.;

"Family Member" means the Executive, his spouse, cohabitee, child, stepchild or parent;

"FOCUS" means FOCUS Information Limited;

"Group Company" means the Company, CoStar or any subsidiary undertaking (as defined in section 258 of the Companies Act 1985) or associated company (as defined in sections 416 et seq. of the Income and Corporation Taxes Act 1988) of CoStar and "Group Companies" means all of them;

"HMRC" means Her Majesty's Revenue & Customs and, where relevant, any predecessor body which carried out part of its functions;

2.	COMMENCEMENT

2.1	The Executive's employment on the terms of this agreement (the "Appointment") shall commence on the Commencement Date.

2.2	The Executive's period of employment with the Company began on 1 September 2000.

2.3
The Executive represents and warrants to the Company that he is neither prevented nor restricted by any court order or any obligation to any third party (whether express or implied) from entering into this agreement or performing any of his obligations under it and undertakes to indemnify the Company against any claims, costs, damages, liabilities or expenses which the Company may incur as a result of any claim that he is in breach of any such obligations.

2.4
The Executive has been provided with details of any rules, policies and procedures appropriate to his employment.  These do not form part of the Executive's contract of employment with the Company.  To the extent that there is a conflict between the terms of this agreement and any such rules, policies or procedures then this agreement shall prevail.

3.	ROLE AND RESPONSIBILITIES

3.1
The Executive shall perform the duties of European Product Director or such other role as the Board, acting by the Chief Executive Officer or such other officer as the Board determines ("CEO"), may consider appropriate.

3.2	The Executive shall:

3.2.1	devote the whole of his working time and attention to the duties assigned to him

3.2.2	faithfully and diligently serve the Company (and all Group Companies);

3.2.3	use his best endeavours to promote and protect the interests of the Company (and all Group Companies);

3.2.4	comply with his fiduciary duties;

3.2.5	obey all reasonable and lawful directions given to him by or under the authority of the Board and the CEO;

3.2.6	perform services for and hold offices in any Group Company without additional remuneration (except as otherwise agreed);

3.2.7	carry out his duties and exercise his powers jointly with such person or persons as the Board may appoint to act jointly with him;

3.2.8	work at such of the Company's offices within the Greater London Metropolitan area as the Board may from time to time require;

3.2.9	travel to such places (whether in or outside the United Kingdom) by such means and on such occasions as the Board may from time to time require;

3.2.10
make such reports to the CEO, the Board and the board of directors of the Company's holding company on any matters concerning the affairs of the Company or any Group Company as are reasonably required;

3.2.11	not enter into any arrangement on behalf of any Group Company which is outside its normal course of business or his normal duties or which contains unusual or onerous terms;

3.2.12
comply with any code of practice issued by the Company or CoStar from time to time and all requirements, recommendations, rules and regulations (as amended from time to time) of all regulatory authorities relevant to the Company and any Group Company with which the Executive is concerned; and

3.2.13
consent to the Company monitoring and recording any use that he makes of its telecommunication or computer systems and will comply with any policies that it may issue from time to time concerning the use of such systems.

4.	DIRECTORSHIPS

4.1	The Executive:

4.1.1	shall hold such offices as a director or secretary (an "Office") in the Company or any Group Company as the Board may from time to time require;

4.1.2	shall not be entitled to any additional remuneration by reason of his holding any Office in the Company or any Group Company;

4.1.3
(shall if the Board so requests) immediately resign without claim for compensation from any Office held in the Company and any Group Company and the Executive irrevocably appoints the Company to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Company or its nominee the full benefit of this clause;

4.1.4	shall not do anything that would cause him to be disqualified from holding any Office;

4.1.5	shall not (without the prior written approval of the Board) resign from any Office which he holds in the Company or any Group Company or any trusteeship which he holds as a result of the Appointment;

4.1.6	shall hold any Office in the Company (or any Group Company) subject to the articles of association of the Company (or the relevant Group Company) as amended from time to time.

5.	TIME COMMITMENT

5.1	The Executive shall work such hours as are necessary for the proper performance of his duties.

5.2
Regulation 4(1) of the Working Time Regulations 1998 (the "Regulations") limits the average working week (calculated in accordance with the Regulations) of each worker to a maximum of 48 hours.  Whilst the parties consider that the nature of the Executive's position is such that his employment is not and cannot be measured and so his employment falls within the scope of Regulation 20 of the Working Time Regulations 1998, the Executive agrees to opt out of Regulation 4 of the Regulations, to the extent that it applies to his employment (if at all).  Should the Executive wish to terminate this opt-out then he may do so by giving the Company not less than three months' written notice.

6.	OUTSIDE BUSINESS INTERESTS

6.1	Save as a representative of the Company or with the prior written approval of the Board, the Executive shall not at any time during the Appointment (whether directly or indirectly, paid or unpaid):

6.1.1	be engaged or concerned in the conduct of;

6.1.2	be or become an employee, agent, partner, consultant or director of; or

6.1.3
assist or have any financial interest in,

any other actual or prospective business or profession.  For the avoidance of doubt, the Executive shall be deemed to have an indirect involvement or financial interest in an actual or prospective business or profession in which a Family Member or any trust established for the benefit of, or company controlled by, a Family Member is involved or financially interested where such business or profession competes with the business of any Group Company.

6.2	The Executive shall be permitted to hold shares or securities of a company any of whose shares or securities are quoted or dealt in on any recognised investment exchange provided that:

6.2.1	any such holding shall not exceed one per cent. of the issued share capital of the company concerned and is held by way of bona fide investment only ("Investment"); and

6.2.2	he complies with any applicable rules of the Company, any Group Company or any Regulatory Authority covering the holding of shares or securities.

7.	SALARY

7.1
The Executive shall be paid a salary of £140,000 per annum or such other rate as may be agreed from time to time (the "Salary") subject to such deductions as are required by law.  The Salary shall accrue from day to day.  The Salary shall be payable by bank credit transfer in equal monthly instalments in arrears on or about the last working day of each calendar month.

7.2	The Company may deduct from any sums owed to the Executive all sums which he properly owes the Company or any Group Company from time to time.

8.	BONUS

8.1
The Board may (at its absolute discretion) award the Executive bonus payments of such amounts, being up to an annual aggregate maximum of 40% of Salary, as the CEO may determine in his or her absolute discretion having regard to the Executive's performance against such reasonable goals and objectives for individual and/or Company and/or Group Company performance as set from time to time by the CEO.  If the Executive receives any bonus payment then the Company is not obliged to make any further bonus payments and any bonus payment will not be part of the contractual remuneration or Salary hereunder. If the Executive's employment terminates (or notice is served to terminate his employment) (for whatever reason) he will not be entitled to receive any bonus payments in respect of any period.  The provisions of this clause shall not create any contractual obligation upon the Company to pay to the Executive any bonus in respect of any period.  During the first year of the Appointment only, the Executive bonus range will be between 10% and 40% of Salary.

9.	BENEFITS

9.1	The Executive shall be entitled to:

9.1.1
participate in the CoStar 1998 Stock Incentive Plan (the "Plan"), subject to the rules of the Plan as amended from time to time provided, however, that the Executive hereby agrees that following the termination of the Appointment for whatever reason he shall not have any claim against the Company or any Group Company under this Agreement in respect of any rights he may have acquired under the Plan.  The Company shall, subject to the Executive entering into and complying with the terms of this Agreement, award the Executive 10,000 shares of restricted common stock (the "Restricted Stock") of CoStar, vesting one-fourth on the first anniversary of the date of this Agreement, one-fourth on the second anniversary of the date of this Agreement, one-fourth on the third anniversary of the date of this Agreement, and one fourth on the fourth anniversary of the date of this Agreement.  Any grant of Restricted Stock and all determinations with regard to the Restricted Stock award shall be subject to and made in accordance with the terms of the Plan and CoStar's form of grant agreement thereunder; and

9.1.2	certain insurance benefits as provided in clause 10 below.

9.2
During the Appointment the Company shall contribute an amount equal to x% of the Salary in equal monthly instalments in arrears to such HMRC approved pension scheme (the "Pension Scheme") established for the benefit of the Executive as the Executive may notify to the Company in writing.  The Executive's contributions to the Pension Scheme shall be made by way of deduction from the Salary.  The Company's contributions to the Pension scheme shall be subject to the rules of the scheme and the requirements of HMRC as amended from time to time.  For the purpose of this clause x shall be calculated having regard to the amount of the Executive's contribution to the Pension Scheme, and as set out below:

Executive Contribution to the Pension Scheme (as a % of Salary)	x equals (as a % of Salary)
Less than 6%	4%
6%	4½%
7%	5%
8%	5½%
9%	6%

9.3
The Executive's rights under the benefit plans and schemes detailed in this clause 9 and clause 10 below, including rights arising upon termination of the Appointment (howsoever such termination arises) shall be exclusively governed by the rules of such plans and schemes and the Executive shall have no rights under this Agreement (or any alleged breach of it) to any compensation under or in respect of such benefits, whether upon termination of the Appointment or otherwise.

10.	INSURANCE BENEFITS

10.1
Subject to clauses 10.1.1 to 10.1.4 below, during the Appointment the Executive may participate in any permanent health insurance scheme and any life assurance scheme with a third party insurer provided by the Company subject to the terms and conditions of those schemes as amended from time to time, the rules of the relevant insurance policy as amended from time to time and his satisfying the requirements of the scheme insurers.  The Executive's participation in such a scheme shall be on the basis that:

10.1.1	In the case of any permanent health insurance scheme:

(a)
the Company shall only be obliged to make payments to the Executive to the extent that it has received payment from the scheme insurers for that purpose and, for the avoidance of doubt, no other sums will be due to the Executive from the Company.  The Company shall use reasonable endeavours to assist the Executive in making and pursuing any bona fide claim for benefits under the scheme;

(b)	if the Executive is receiving benefits under any such scheme then he will, if requested by the Company, immediately resign from any Office held in the Company or any Group Company

(c)
the Company may by notice and with immediate effect discontinue payment (in whole or in part) of the Salary and the provision of any benefits in respect of any period during which the Executive shall be in receipt of any benefits under the scheme.

10.1.2
without prejudice to the Executive's statutory rights, the Company may terminate the Executive's employment even if to do so would result in an actual or prospective loss of entitlement to benefits under the scheme;

10.1.3	the Executive's health is not such that the Company is unable to obtain cover or to obtain cover on terms and at a premium which the Company considers reasonable;

10.1.4
the Company may, as part of a review of insurance benefits provided to employees within the Company or its Group Companies, change the provider of such insurance and/or the level of cover provided and/or amend the scheme in any other way and/or terminate the benefit of such insurance on notice to the Executive provided that any such change, amendment or termination is consistent with the treatment of other senior employees of the Group Companies based in the United Kingdom.

11.	VACATION

11.1
The Executive shall be entitled to 25 working days' paid vacation (in addition to the usual eight English public holidays) in each complete leave year worked in accordance with the Company's vacation policy.

12.	SICKNESS

12.1
Provided the Executive complies with the Company's rules on notification and evidence of absence due to illness or injury (as amended from time to time) he shall be paid the Salary and receive his contractual benefits during any absence from work due to illness or injury for an aggregate of up to 65 working days in any period of 12 months.  Such payments shall be reduced by the amount of any insurance or other benefit to which he is entitled as a result of his incapacity and any sickness or other benefit to which he is entitled under social security legislation for the time being in force.  Thereafter, the Company may by notice and with immediate effect (or from a future date specified in the notice) discontinue payment (in whole or part) of the Salary and provision of any benefits until such incapacity shall cease.

12.2
The Company may require the Executive to undergo examinations by medical advisers appointed or approved by the Board and the Executive authorises such advisers to disclose to the Company the results of such examinations and to discuss with it any matter arising from such examinations.

12.3
If the Executive is unable to perform his duties under this agreement as a result of ill health, accident or injury caused by actionable negligence, nuisance or breach of any statutory duty on the part of any third party in respect of which damages may be recoverable then the Executive will (if requested to do so by the Board) pursue a claim against that third party in respect of his loss of earnings for the period during which he was paid by the Company but unable to perform his duties under this agreement and will account to the Company for sums recovered in respect of such loss, less any costs borne by him in connection with the recovery of such damages or compensation.

13.	BUSINESS EXPENSES

The Company shall reimburse the Executive for all reasonable travel, accommodation and other expenses wholly, exclusively and necessarily incurred in or about the performance of his duties hereunder and in accordance with the FOCUS expenses policy and which expenses shall be evidenced as required by FOCUS.

14.	CONFIDENTIAL INFORMATION

14.1
Without prejudice to his common law duties, the Executive shall not directly or indirectly  (save in the proper course of his duties, as required by law or as authorised by the Board) use or communicate to any person (and shall use his best endeavours to prevent the use or communication of) any trade or business secrets or confidential information of or relating to the Company or any Group Company (including but not limited to details of (i) financial and business information, such as information with respect to costs, commissions, fees, profits, sales, markets, mailing lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information, such as product formulations, new and innovative product ideas, methods, procedures, devices, machines, equipment, data processing programs, software, software codes, computer models, and research and development projects; (iii) marketing information, such as the identity of the Company’s customers or any Group Company's, customers, distributors and suppliers and their names and addresses, the names of representatives of the Company’s or any Group Company's customers, distributors or suppliers responsible for entering into contracts with the Company or any Group Company, the amounts paid by such customers to the Company or any Group Company, specific customer needs and requirements, and leads and referrals to prospective customers; (iv) personnel information, such as the identity and number of the Company’s or any Group Company's employees, their salaries, bonuses, benefits, skills, qualifications, and abilities; and (v) research methods, methods of compiling real estate information, methods of creating the Company’s or any Group Company's database, procedures, devices, machines, equipment, data processing programs, software, computer models, research projects, and other means used by the Company or any Group Company in the conduct of its business) which he creates, develops, receives or obtains while in the service of the Company or any Group Company.  Subject to clause 14.2 below, This restriction shall continue to apply after the termination of the Appointment howsoever arising without limit in time.

14.2
Reference to confidential information in this clause 14 shall not include information which is in the public domain at the time of its disclosure or which comes into the public domain after its disclosure otherwise than by reason of a breach of this agreement, information which was already demonstrably known to the receiving party at the date of disclosure and had not been received in confidence from the Company or information which is required to be disclosed as a matter of law.  It shall include information in the public domain for so long as the Executive is in a position to use such information more readily than others who have not worked for the Company.

14.3
During the Appointment the Executive shall not make (other than for the benefit of the Company) any record (whether on paper, computer memory, disc or otherwise) relating to any matter within the scope of the business of the Company or any Group Company or their customers and suppliers or concerning its or their dealings or affairs or (either during the Appointment or afterwards) use such records (or allow them to be used) other than for the benefit of the Company or the relevant Group Company.  All such records (and any copies of them) shall belong to the Company or the relevant Group Company.

14.4
The Executive shall not during the Appointment either directly or indirectly publish any opinion, fact or material on any matter within the scope of the business of the Company or any Group Company (whether confidential or not);

14.5
The Executive shall not, either during the Appointment or following its termination, make any misleading, derogatory or untrue comments or statements (whether orally or in writing) concerning the Company, any Group Company, its or their directors, officers or employees.

15.	DATA PROTECTION

15.1
The Executive consents to the Company and other Group Companies holding and processing information about him (for legal, personnel, administrative and management purposes) and, in particular, holding and processing:

15.1.1	his health records and any medical reports given to or obtained by the Company, to monitor sick leave and take decisions as to his fitness to work or the need for adjustments in the workplace;

15.1.2	any information relating to criminal proceedings in which he has been or is involved, for any insurance purposes and to comply with legal requirements and obligations to third parties.

15.2
The Company may make such information available to Group Companies, those who provide products or services to the Company and Group Companies (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which the Executive works.

15.3	The Executive consents to the transfer of such information to the Company's Group Companies outside the European Economic Area in order to further its business interests.

16.	INTELLECTUAL PROPERTY

16.1
For the purposes of this clause "Intellectual Property Rights" means any and all patents, trade marks, service marks, rights in designs, get-up, trade, business or domain names, goodwill associated with the foregoing, copyright (including rights in computer software and databases), topography rights (in each case whether registered or not and any applications to register or rights to apply for registration of any of the foregoing), rights in inventions, knowhow, trade secrets and other confidential information, rights in databases and all other intellectual property rights of a similar or corresponding character which may now or in the future subsist in any part of the world.

16.2
The Executive acknowledges that because of the nature of his duties and the particular responsibilities arising as a result of such duties which he owes to the Company and the Group Companies he has a special obligation to further the interests of the Company and the Group Companies.  In particular, the Executive's duties will include reviewing the products and services of the Company and Group Companies with a view to identifying and implementing potential improvements.

16.3
The Executive shall promptly disclose to the Board any idea, invention or work which is relevant to (or capable of use in) the business of the Company or any Group Company now or in the future made by him in the course of his employment (whether or not in the course of his duties).  The Executive acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in any such ideas, inventions or works will, on creation, vest in and be the exclusive property of the Company and if they do not do so he shall assign them to the Company (upon its request and at its cost).  The Executive irrevocably waives any "Moral Rights" which he may have in any such ideas, inventions or works under chapter IV of part I of the Copyright, Designs  and Patents Act 1988.

16.4
The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of this clause and acknowledges in favour of any third party that a certificate in writing signed by any director or secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

17.	DURATION AND TERMINATION

17.1	The Appointment shall continue until terminated:

17.1.1	as provided for elsewhere in this Agreement;

17.1.2
by the Executive giving to the Company not less than three months' prior written notice which notice may not be given so as to expire before the second anniversary of the Commencement Date.  Provided that, following service of notice by the Executive all remuneration, contractual benefits and/or bonus entitlements, save for Salary shall cease;

17.1.3	by the Company giving to the Executive not less than six months' prior written notice, which notice may not be given so as to expire before the second anniversary of the Commencement Date; or

17.1.4	automatically on the Executive's 65th birthday (being the contractual retirement date).

17.2
The Company may terminate the Appointment by notice but with immediate effect if the Executive shall have committed any serious breach or (after warning in writing) any repeated or continued material breach of his obligations to the Company or (in the reasonable opinion of the Board and after warning in writing) shall have failed to perform his duties to a satisfactory standard or shall have been guilty of any act of gross negligence, dishonesty or serious misconduct or any conduct which (in the reasonable opinion of the Board) tends to bring himself, the Company or any Group Company into disrepute or shall be declared bankrupt or shall compound with his creditors or shall have been convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or shall have been disqualified from holding any office which he holds in any Group Company or resigns from such office without prior written approval of the Board; or shall have been prevented by illness, injury or other incapacity from fully performing his obligations to the Company for an aggregate of one hundred and thirty working days in any period of twelve months; or shall have committed any breach of the Stock Purchase Agreement entered into by the Company and any Group Company dated as of the Commencement Date or shall have refused or failed to abide by or comply with the directives of the Board or of CoStar or shall have materially violated the CoStar Code of Conduct or abuses alcohol or drugs (legal or illegal) other than prescription drugs taken under the directions of a physician and in accordance with those directions.

17.3
In the event of termination by the Company in accordance with Clause 17.2 above, the Executive shall forfeit all unvested Restricted Stock and any claim in respect of unpaid bonus for any period whatsoever.

17.4	Any delay by the Company in exercising such right to terminate shall not constitute a waiver thereof.

18.	GARDEN LEAVE

18.1
Notwithstanding any other provision in this agreement the Company is under no obligation to provide the Executive with work and the Board may (if either party serves notice to terminate the Appointment or if the Executive purports to terminate the Appointment without due notice and the Company has not accepted that resignation) require the Executive to perform no duties whatsoever or such duties as it may reasonably require and may exclude the Executive from any premises of any Group Company without having to give any reason for so doing.

18.2	During any period in which the Company exercises its rights under clause 18.1 ("Garden Leave") the Executive shall:

18.2.1	remain an employee of the Company and be bound by the terms of this agreement (in particular clauses 6 and 14 and 16);

18.2.2	not have any contact or communication with any client or customer, employee, officer, director, agent or consultant of the Company or any Group Company except any member of the Board;

18.2.3	take and be deemed to be taking any period of accrued but unused holiday entitlement;

18.2.4	keep the Board informed of his whereabouts (except during any periods taken as holiday) so that he can be called upon to perform any appropriate duties as required by the Board;

18.2.5	comply with his obligations under this Agreement; and

18.2.6	continue to receive the Salary and contractual benefits (but not, for the avoidance of doubt, any bonus) in the usual way.

19.	PAYMENT IN LIEU OF NOTICE

19.1
The Company may (at the sole and absolute discretion of the Board) terminate the Appointment at any time and with immediate effect by making the Executive a payment in lieu of the notice period set forth in clause 17.1.3 (or, if applicable, the remainder of the notice period) and calculated as set out below (the "Payment in Lieu of Notice"):

19.1.1
In circumstances where the Payment in Lieu of Notice is paid to the Executive by the Company before the first anniversary of the Commencement Date (the "First Anniversary") it shall be calculated as an amount equal to twelve months' Salary (at the date of termination) and shall exclude the value of any contractual benefits or bonus which the Executive would have received during any period of notice or otherwise;

19.1.2
In circumstances where the Payment in Lieu of Notice is paid to the Executive by the Company on or after the First Anniversary but before the second anniversary of the Commencement Date (the "Second Anniversary") it shall be calculated as an amount equal to nine months' Salary (at the date of termination) and shall exclude the value of any contractual benefits or bonus which the Executive would have received during any period of notice or otherwise; and

19.1.3
In circumstances where the Payment in Lieu of Notice is paid by the Company to the Executive on or after the Second Anniversary it shall be calculated as an amount equal to six months' Salary (at the date of termination) and shall exclude the value of any contractual benefits or bonus which the Executive would have received during any period of notice or otherwise.

19.2
The Company shall pay any Payment in Lieu of Notice in instalments over a period of 12 months (in the case of a payment under clause 19.1.1), nine months (in the case of a payment under clause 19.1.2) and six months (in the case of a payment under clause 19.1.3).  Such payments will be subject to income tax and national insurance contributions.

19.3
It shall be a condition of payment of any Payment in Lieu of Notice that the Executive shall have previously executed an agreement in a form satisfactory to the Company releasing the Company and each Group Company from all claims and rights of action arising from the termination of the Executive's employment.

20.	OBLIGATIONS ON TERMINATION

20.1.1	Upon whichever is the first to occur of termination of the Appointment howsoever arising or the Company sending the Executive on Garden Leave the Executive shall (if the Board so requests):

20.1.2
immediately resign without claim for compensation from all Offices held in any Group Company and membership of any organisation and any Office in any other company acquired by reason of or in connection with the Appointment and the Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute any documents and to do any things necessary or requisite to give effect to this clause;

20.1.3
deliver to the Company all documents (including, but not limited to, correspondence, lists of clients or customers, plans, drawings, accounts and other documents of whatsoever nature and all copies thereof, whether on paper, computer memory or otherwise) made, compiled or acquired by him during the Appointment and relating to the business, finances or affairs of the Company or any Group Company or its or their clients and any other property of any Group Company which is in his possession, custody, care or control.  This clause shall not apply to any property provided to the Executive as a benefit during any period of Garden Leave provided, however, that such property shall be returned to the Company at the end of the Garden Leave period.  The Executive shall, if requested to do so by the Company, confirm in writing his compliance with his obligations under this clause;

20.1.4
irretrievably delete any information relating to the business of the Company or any Group Company stored on any magnetic or optical disc or memory and all matter derived therefrom which is in his possession, custody, care or control outside the premises of the Company and shall produce such evidence of compliance with this sub-clause as the Company may require;

21.	RESTRICTIONS AFTER TERMINATION

21.1
The Executive acknowledges that because of the nature of his duties and the particular responsibilities arising as a result of such duties owed to the Company and each Group Company he has knowledge of trade secrets and confidential business information (including details of customers and business associates) and is therefore in a position to harm their legitimate business interests if he were to make use of such trade secrets or confidential business information for his own purposes or the purposes of another.  Accordingly, having regard to the above, and having taken independent legal advice the Executive accepts that the restrictions in this clause are reasonable.

21.2
The Executive covenants to the Company (for itself and as trustee for each Group Company) that in order to protect the confidential information, trade secrets and business connections of the Company and each Group Company he shall not for the following periods after Termination for whatever reason (but excluding repudiatory breach of this agreement by the Company) save with the prior written consent of the Board directly or indirectly, either alone or jointly with or on behalf of any third party and whether on his own account or as principal, partner, shareholder, director, employee, consultant or in any other capacity whatsoever:

21.2.1
for twelve months following Termination in the Relevant Territory and in competition with the Company or any Relevant Group Company engage, assist or be interested in any undertaking which provides Services (which by way of example only shall include but not be limited to, as at the date of this agreement, the following undertakings: LoopNet, Inc, Xceligent, Inc.; Black's Guide; Dorey Publishing; Commercial Search; Cityfeet.com, Inc.; Octane Ventures, Officespace.com; Marchall & Swift; Yale Robbins; Reis, Inc; Investment Property Databank Limited; Reed Business Information Limited; and Experian Limited;

21.2.2
for twelve months following Termination and in competition with the Company or any Relevant Group Company solicit or interfere with or endeavour to entice away from the Company or any Relevant Group Company any Customer in relation to the supply of Services;

21.2.3	for twelve months following Termination in the Relevant Territory and in competition with the Company or any Relevant Group Company be concerned with the supply of Services to any Customer;

21.2.4
for twelve months following Termination and in competition with the Company or any Relevant Group Company solicit or interfere with or endeavour to entice away from the Company or any Relevant Group Company any Potential Acquisition Candidate in relation to the supply of Services;

21.2.5
for twelve months following Termination solicit the employment or engagement of or endeavour to entice away from the Company or any Relevant Group Company any Key Employee  (whether or not such person would breach their contract of employment or engagement by reason of leaving the service of the business in which they work); and

21.2.6	at any time following Termination represent himself as being in any way connected with or interested in the business of the Company or any Relevant Group Company.

21.3
Each of the obligations in this clause is an entire, separate and independent restriction on the Executive, despite the fact that they may be contained in the same phrase and if any part is found to be invalid or unenforceable the remainder will remain valid and enforceable.

21.4
The Executive acknowledges that each and every restriction contained within this clause is intended by the parties to apply after Termination whether Termination is lawful or otherwise.  The restrictions, which are acknowledged to be ancillary in nature, will apply even where Termination results from a breach of a provision within this agreement.

21.5
While the restrictions are considered by the parties to be fair and reasonable in the circumstances, it is agreed that if any of them should be judged to be void or ineffective for any reason, but would be treated as valid and effective if part of the wording was deleted, they shall apply with such modifications as necessary to make them valid and effective.

21.6
The Executive will (at the request of the Board and cost of the Company) enter into a direct agreement with any Group Company under which he will accept restrictions corresponding to the restrictions contained in this clause (or such as will be appropriate in the circumstances) in relation to such Group Company.

21.7	The provisions of this clause will not prevent the Executive from holding an Investment.

22.	DEFINITIONS

For the purposes of clause 21:

(a)
"Customer" means any person, firm, company or entity which was a customer of the Company or any Relevant Group Company at any time during the 12 months prior to Termination and with which the Executive was materially concerned or had personal contact at any time during the said period of 12 months;

(b)
"Key Employee" means any person who immediately prior to Termination was an employee or consultant of the Company or any Relevant Group Company occupying a senior or managerial position who was likely to be:

(i)	in possession of confidential information belonging to the Company; or

(ii)	able to influence the customer relationships or trade connections of the Company,

and with whom the Executive worked closely at any time during the period of 12 months prior to Termination;

(c)
"Potential Acquisition Candidate" means any person, firm, company or entity with whom any Group Company was in discussions, or who or which had been identified by any Group Company, in each case as a potential target for acquisition by or a joint venture or other material business partnership with any Group Company and with which potential acquisition, joint venture or partnership the Executive was involved or about which he was otherwise in possession of confidential information;

(d)
"Relevant Group Company" means any Group Company (and, if applicable, its predecessors in business) for which the Executive performed services to a material degree or in which he held office or concerning which he was in possession of confidential information at any time during the 12 months prior to Termination;

(e)
"Relevant Territory" means geographical area constituting the market of the Company and any Relevant Group Company for Services in the period of 12 months prior to Termination and with which area the Executive was materially concerned at any time during the said period of 12 months;

(f)
"Services" means services which are competitive with those supplied by the Company or any Relevant Group Company in the 12 months prior to Termination and with the supply of which the Executive was materially concerned at any time during the said period of 12 months; and

(g)	"Termination" means the date of termination of the Appointment.

23.	RECONSTRUCTION AND AMALGAMATION

If the Executive's employment is terminated at any time in connection with any reconstruction or amalgamation of the Company or any Group Company whether by winding up or otherwise and he receives an offer of employment on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this agreement from an undertaking involved in or resulting from such reconstruction or amalgamation he shall have no claim whatsoever against the Company or any such undertaking arising out of or connected with such termination.

24.	DISCIPLINARY AND GRIEVANCE PROCEDURES

24.1
Any dismissal, disciplinary action or grievance proceedings shall be carried out in accordance with such procedures as the Board deem appropriate.  For the avoidance of doubt, these procedures are not intended to be contractually binding.  If the Executive is not satisfied with any disciplinary decision, decision to dismiss taken in relation to him, or decision in respect of a grievance he may apply in writing within 14 days of that decision to the Chairman of the Board from time to time, whose decision shall be final.  If the Executive has any grievance in relation to his employment he may raise it in writing with the Chairman of the Board from time to time.

24.2
The Board may at any time suspend the Executive for a period of up to twelve weeks for the purposes of investigating any allegation of misconduct or neglect against him and during this period he will continue to receive his salary and all contractual benefits but will not (except with the prior written approval of the Board) attend any premises of or contact any employee (other than any director) or customer of the Company or any Group Company.

25.	NOTICES

Any notice to be given hereunder shall be in writing.  Notices may be given by either party by personal delivery or post or by fax or e-mail addressed to the other party at (in the case of the Company) its registered office for the time being and copied to CoStar as below and (in the case of the Executive) his last known address.  Any such notice given by letter or fax or e-mail shall be deemed to have been served at the time at which the notice was delivered personally or transmitted by fax or (if sent by post) would be delivered in the ordinary course of post:

(a)	If to the CoStar:

Andrew C. Florance
Chief Executive Officer
2 Bethesda Metro Center
10th Floor
Bethesda, Maryland   20814
Telefax: 301-718-2444

with a copy to:

Jonathan Coleman
General Counsel
2 Bethesda Metro Center
10th Floor
Bethesda, Maryland 20814
Telefax: 301-664-9176

26.	ENTIRE AGREEMENT AND PREVIOUS CONTRACTS

26.1
Each party on behalf of itself and (in the case of the Company, as agent for the Group Companies) acknowledges and agrees with the other party (the Company acting on behalf of itself and as agent for each Group Company) that this agreement constitutes the entire and only agreement between the Executive and any Group Company relating to his employment with the Company.

26.2	This agreement may be varied only by a document signed by each of the parties and expressly incorporating the terms of this agreement as varied into that document.

26.3
The Company shall discharge its obligations to make payments or provide benefits to the Executive hereunder in the event that such payments are made or benefits are provided to the Executive by a Group Company.

26.4
Any previous agreement or arrangement between the Company or any Group Company and the Executive shall be deemed to have been terminated by mutual consent as from the commencement of the Appointment and the Executive agrees that the said termination of such subsisting agreement shall constitute a waiver by the Executive of any claims, rights and remedies which the Executive has or would have arising under or in connection with any such subsisting agreements.

27.	PROPER LAW

27.1
This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with English law.

27.2
Each of the parties to this agreement irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes which may arise out of or in connection with this agreement and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

28.	CONSTRUCTION

28.1	The headings in this agreement are inserted for convenience only and shall not affect its construction.

28.2	Any reference to a statutory provision shall be construed as a reference to any statutory modification or re-enactment thereof (whether before or after the date hereof) for the time being in force.

28.3	No modification, variation or amendment to this agreement shall be effective unless such modification, variation or amendment is in writing and has been signed by or on behalf of both parties.

This document has been signed by the parties as a deed and delivered on the date first stated on page 1

EXECUTED as a Deed by PROPERTY INVESTMENT EXCHANGE LIMITED acting by /s/ Jonathan Bray Director /s/ Director/Company Secretary
SIGNED by PAUL MARPLES	) ) ) /s/ Paul Marples
in the presence of:
/s/ Raymond Taylor
Signature RL Taylor
Name
Address
Solicitor
Occupation

Paul Marples Service Agreement Execution Copy